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                                                                   EXHIBIT 12.01

                          Oklahoma Gas and Electric Company
                          Ratio of Earnings to Fixed Charges
          Ratio of Earnings to Fixed Charges Plus Preferred Stock Dividends


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                                       Year Ended         Year Ended           Year Ended         Year Ended           Year Ended
                                      Dec. 31, 1992      Dec. 31, 1993        Dec. 31, 1994      Dec. 31, 1995        Dec. 31, 1996
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
Earnings:
   Income from Continuing
     Operations                     $  88,293,000      $  104,730,000      $  113,795,000      $  112,544,000      $  116,869,000

Plus Income Taxes
   Federal Income Taxes                51,462,000          64,646,000          47,841,000          72,800,000          73,171,000
   State Income Taxes
   Federal Deferred Taxes               2,784,000           3,268,000          25,312,000          (2,335,000)          2,156,000
   State Deferred Taxes
   Invest Tax Credit                   (5,465,000)         (5,150,000)         (5,150,000)         (5,150,000)         (5,150,000)
   Taxes (below the line)

Plus Fixed Charges                     69,230,260          71,331,921          68,109,293          71,210,118          60,031,118

   Total Earnings                   $ 206,304,260       $ 238,825,921       $ 249,907,293       $ 249,069,118       $ 247,077,118

Fixed Charges:
   Long-term debt interest          $  62,137,000       $  61,397,000       $  61,226,000       $  63,970,000       $  54,141,000
   Amort. Disc & Exp.
   Amort. of Prem
   Other interest expense               5,483,000           8,998,000           6,124,000           6,775,000           5,425,000
   Calculated int on leased
     property                           1,610,260             936,921             759,293             465,118             465,118

   Total Fixed Charges              $  69,230,260       $  71,331,921       $  68,109,293       $  71,210,118       $  60,031,118

Ratio of Earnings To Fixed
Charges                                      2.98                3.35                3.67                3.50                4.12

   Dividends Declared -
   preferred stock
   (grossed-up for taxes)               3,778,955           3,778,955           3,778,935           3,778,401           3,755,192

   Combined fixed
   charges and preferred
   stock dividends                   $ 73,009,215        $ 75,110,876        $ 71,888,228        $ 74,988,519       $  63,786,310

Ratio of Earnings to Combined
Fixed Charges and Preferred
Stock Dividends                           2.88                3.23                3.53                3.37                3.93

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As previously announced, Oklahoma Gas and Electric Company (the "Company")
became a subsidiary of OGE Energy Corp. on December 31, 1996, pursuant to a corporate reorganization (the "Reorganization") whereby each share of the Company's common stock was exchanged for a share of common stock of OGE Energy Corp. As part of the Reorganization, all former subsidiaries of the Company were transferred to OGE Energy Corp. The financial information for the Company for prior periods has been restated to reflect the Reorganization and reflects Company only information.